Exhibit 99.1

News Release

Graham Corporation     20 Florence Avenue     Batavia, NY 14020

IMMEDIATE RELEASE
Graham Corporation Achieves Fourth Quarter Record Earnings and 2007 Year-End Backlog
•	Year-end sales of $65.8 million; fourth quarter sales of $20.8 million
•	Gross margin of 29.2% in fourth quarter
•	Record backlog of $54.2 million and orders of $27.3 million in fourth quarter
•	Net income of $5.8 million for year-end; fourth quarter net income of $3.4 million, including recognition of $1.4 million in out-of-period research and development tax credit
BATAVIA, NY, June 5, 2007 — Graham Corporation (AMEX: GHM) today reported record earnings for its fourth quarter and year ended March 31, 2007, including recognition of a $1.4 million tax credit. Sales for the fourth quarter were $20.8 million, a 31% increase from sales of $15.9 million in the fourth quarter of the prior fiscal year. This increase was driven by continued strong demand for Graham’s vacuum systems and surface condensers for refineries and petrochemical processing plants. For the full fiscal year, sales were $65.8 million compared with $55.2 million in fiscal year 2006.
Net income for the fourth quarter was $3.4 million, or $0.86 per diluted share, compared with $1.0 million, or $0.25 per diluted share, in the same period the prior year. Net income for the year ended March 31, 2007, was $5.8 million, or $1.46 per diluted share, up from $3.6 million, or $0.96 per diluted share, for fiscal year 2006. Included in net income for the fourth quarter was the recognition of an out-of-period research and development tax credit of $1.4 million, or $0.35 per diluted share. Excluding such tax credit, net income was $2.0 million for the fourth quarter of fiscal year 2007, up 110% compared with the prior year’s fourth quarter net income. Excluding the aforementioned tax credit, net income for the full fiscal year would have been $4.4 million, or $1.11 per diluted share for the full year. Going forward, the tax credit is expected to be in the range of $150 to $250 thousand per year, provided the credit is extended by Congress beyond fiscal 2007.
Record revenue growth in the fourth quarter of fiscal year 2007 was the result of sales of approximately 36% for oil refining projects, 37% for petrochemical and chemical projects and the remaining 27% for other industrial and commercial applications. With the strength of these industries and the strong recognition for Graham’s quality engineered vacuum systems and surface condensers, Graham has focused on capturing high quality opportunities by successfully addressing customers’ needs. Domestic projects accounted for 56% of total sales in the fourth quarter of fiscal 2007, while projects in the Middle East contributed 20% of sales and Asian projects contributed 19%.
Gross margin for the fourth quarter of fiscal year 2007 was 29.2%, an increase from 27.6% during the same period the prior year, and a 580 basis point sequential increase from 23.4% in the third quarter of fiscal year 2007. Higher contract prices helped to offset the volatility of material costs, a major component of the cost of goods sold. For the year ended March 31, 2007, gross margin was 25.6% compared with 28.9% for the year ended March 31, 2006.
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Graham Corporation Reports Fourth Quarter and Fiscal Year-End 2007 June 5, 2007	Page 2
James R. Lines, Graham’s President and COO, commented, “Our fourth quarter gross margin demonstrated the effect of our more disciplined order selection process. We concentrated earlier in the year on winning the right contracts from the right customers to best utilize engineering and manufacturing capacity in order to expand margin. During the year, we took steps to improve our production throughput and operational efficiencies by upgrading manufacturing equipment, improving production flow and successfully shifting personnel resources to areas that needed them, which we expect will help us expand our operating leverage. In addition, we increased capacity by outsourcing approximately 13% of our total production hours during the second half of the fiscal year.”
Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2007 were $3.1 million, or 14.9% of sales, compared with $2.3 million, or 14.4% of sales, in the same period the prior year. SG&A expenses remained relatively steady at $10.3 million, or 15.7% of sales, for fiscal year 2007 compared with $9.8 million, or 17.8% of sales in the prior fiscal year. Graham expects that the general range of fourth quarter SG&A should be representative of its ongoing SG&A costs.
Operating margin for the fourth quarter of fiscal year 2007 was up 100 basis points to 14.3% driven by higher sales. Operating margin improved sequentially from 6.8% in the third quarter of fiscal year 2007. For fiscal year 2007, operating margin was 10.1% compared with 11.1% for fiscal year 2006.
Fiscal Year 2007 Sales Review
Approximately 52% of the fiscal year 2007 sales increase was a result of greater exports to Asia and the Middle East for petrochemical and refinery projects. Sales for fiscal year 2007 by geographic region were approximately 54% to North America, 23% to the Middle East, 17% to Asia and 6% to the other regions of the world. Fiscal year 2006 sales were 60% to North America, 16% to Asia, 14% to the Middle East and 10% to the rest of the world.
Sales for fiscal year 2007 by market were approximately 39% for petrochemical and chemical projects, 35% for oil refinery projects, 5% for power projects and the remaining 21% for other industrial or commercial applications. For fiscal 2006, net sales by market were approximately 42% for oil refinery projects, 24% for chemical and petrochemical projects, 14% for power projects and the remaining 20% of net sales were for other applications.
Sales increased in all product categories in fiscal year 2007 compared with fiscal year 2006 with the largest increases coming from the ejector, heat exchanger and vacuum pump product lines. Ejector systems made up approximately 26% of the increase as a result of higher sales to the oil refining industry for plant upgrades and capacity expansion projects. Higher heat exchanger sales contributed 31% to the sales growth as a result of a broad-based internal strategic effort, including training, manufacturing improvements, supplier changes and the addition of marketing tools and an expanded agency network. Vacuum pump sales accounted for 15% of the sales growth due to higher demand for domestic refinery applications.
Balance Sheet and Cash Management
Cash, cash equivalents and investments at March 31, 2007 were $15.1 million compared with $11.0 million at March 31, 2006. Net cash provided by operating activities was $5.2 million for fiscal year 2007 compared with $6.5 million for the previous fiscal year. A higher accounts receivable balance at March 31, 2007 of $11.9 million compared with $6.0 million at March 31, 2006 reflected the timing of various progress billing stages of contracts. Customer advance payments in excess of inventory in-progress increased to $6.1 million at March 31, 2007 compared with $1.6 million at March 31, 2006.
Capital expenditures were $1.6 million for fiscal year 2007 compared with $1.0 million during fiscal year 2006. Capital expenditures were primarily used for investments in upgrading manufacturing and production equipment to increase throughput and efficiency while reducing required manpower. Additional investments were made for information technology and software improvements in engineering, marketing and administrative areas.
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Graham Corporation Reports Fourth Quarter and Fiscal Year-End 2007 June 5, 2007	Page 3
Outlook
Orders for the fourth quarter of fiscal year 2007 were $27.3 million, a 46% increase from orders of $18.6 million in the fourth quarter the prior fiscal year. For the year, orders were $86.5 million, a 31% increase from $66.2 million in fiscal year 2006.
At March 31, 2007, backlog was at an all-time high of $54.2 million compared with $33.1 million at March 31, 2006. Backlog at March 31, 2007 consists of approximately 43% for refinery projects, 35% for the petrochemical and chemical industry and 22% for other industrial or commercial applications. Revenue is recognized on a percentage of completion basis, and approximately 85% of the orders currently in backlog are expected to contribute to revenue during the coming fiscal year.
Mr. Lines concluded, “We believe that our fourth quarter performance, from both a sales and operational perspective, was exceptionally strong and indicative of our operational strengths, the demand for our products and the robustness of both the oil refining and petrochemical markets. From what we understand in the marketplace, project pipelines in these industries are full for all critical equipment manufacturers, such as Graham, and engineering and procurement contractors. In the second half of this past fiscal year, we successfully executed on our strategy to increase our manufacturing capacity to increase our share of the existing market. We also worked to clearly define our profitability parameters for selecting future orders and expect to maintain, and even improve upon, our future earnings potential. I am excited by the progress made during the past year and the potential for improved operating performance in the coming year.”
Webcast and Conference Call
Graham’s senior management team will host a conference call and live webcast on June 5, 2007 at 11:00 a.m. EST. During the conference call and webcast, James R. Lines, President and COO, and J. Ronald Hansen, Vice President Finance and CFO, will review Graham’s financial and operating results as well as its strategy and outlook. A question-and-answer session will follow. Graham’s conference call and webcast can be accessed as follows:
•	The live webcast can be found at http://www.graham-mfg.com. Participants should go to the website 10 -15 minutes prior to the scheduled conference in order to register and download any necessary audio software.
•	The conference call can be accessed by calling 973-935-2970 approximately 5 -10 minutes prior to the call.
The conference call and webcast will be archived and can be reviewed as follows:
•	The archived webcast will be at http://www.graham-mfg.com. A transcript will also be posted once available.
•	A replay can also be heard by calling 1-973-341-3080 and entering passcode 8661412. The telephonic replay will be available from 1:00 p.m. EST the day of the teleconference through Tuesday, June 12, 2007 at 11:59 p.m. EST.
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of ejectors, pumps, condensers, vacuum systems and heat exchangers. Over the past 70 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are the petrochemical, oil refining and electric power generation industries, including cogeneration and geothermal plants. Graham equipment can be found in diverse applications, such as metal refining, pulp and paper processing, ship-building, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning.
Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. More information regarding Graham can be found at its website: www.graham-mfg.com
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Graham Corporation Reports Fourth Quarter and Fiscal Year-End 2007 June 5, 2007	Page 4
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenues, profit margins, foreign sales operations, its strategy to build its global sales representative channel, the effectiveness of automation in expanding its engineering capacity, its ability to improve cost competitiveness, customer preferences and changes in market conditions in the industries in which Graham Corporation operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the headings entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:
J. Ronald Hansen, Vice President — Finance and Administration, and CFO
Phone: (585) 343-2216   Email: rhansen@graham-mfg.com
-OR-
Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 843-3908   Email: dpawlowski@keiadvisors.com
FINANCIAL TABLES FOLLOW.
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Graham Corporation Reports Fourth Quarter and Fiscal Year-End 2007 June 5, 2007	Page 5
Graham Corporation Fourth Quarter and Fiscal Year-End 2007
Consolidated Statements of Operations and Retained Earnings
(Dollar amounts in thousands, except per share data)

	Three Months Ended
	March 31,		Year Ended March 31,
	(Unaudited)		(Audited)
	2007	2006	2007	2006

Net sales	$20,811	$15,911	$65,822	$55,208

Cost of products sold	14,724	11,514	49,003	39,249

Gross profit	6,087	4,397	16,819	15,959

Gross profit margin	29.2%	27.6%	25.6%	28.9%
Expenses and other income:
Selling, general and administrative	3,105	2,288	10,338	9,818
Other income	—	—	(148)	—

Operating profit	2,982	2,109	6,629	6,141
Operating profit margin	14.3%	13.3%	10.1%	11.1%
Interest expense	2	4	10	17
Other expense	100	371	100	371

Total expenses and other income	3,207	2,663	10,300	10,206

Income from continuing operations before income taxes	2,880	1,734	6,519	5,753
Provision for income taxes	(536)	761	758	2,167

Net income	$3,416	$973	$5,761	$3,586

Per Share Data
Basic:

Net income	$0.87	$0.25	$1.48	$0.98

Diluted:

Net income	$0.86	$0.25	$1.46	$0.96

Weighted average common shares outstanding:
Basic	3,917,263	3,848,891	3,893,590	3,653,656
Diluted	3,948,938	3,927,524	3,940,108	3,734,591

Dividends declared per share	$0.025	$0.025	$0.10	$0.10
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Graham Corporation Reports Fourth Quarter and Fiscal Year-End 2007 June 5, 2007	Page 6
Graham Corporation Fourth Quarter and Fiscal Year-End 2007
Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

	March 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$1,375	$570
Investments	13,676	10,418
Trade accounts receivable, net of allowances ($48 and $28 in 2007 and 2006, respectively)	11,859	5,978
Unbilled revenue	4,793	4,978
Inventories	4,682	5,115
Deferred income tax asset	1	19
Prepaid expenses and other current assets	353	317

Total current assets	36,739	27,395
Property, plant and equipment, net	8,780	7,954
Deferred income tax asset	2,901	2,107
Prepaid pension asset	445	3,076
Other assets	13	24

Total assets	$48,878	$40,556

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$37	$45
Accounts payable	5,143	4,135
Accrued compensation	3,205	3,310
Accrued expenses and other liabilities	2,048	1,573
Customer deposits	6,100	1,553
Deferred income tax liability	87	—

Total current liabilities	16,620	10,616

Long-term debt	56	30
Accrued compensation	263	276
Other long-term liabilities	58	191
Accrued pension liability	251	232
Accrued postretirement benefits	976	2,104

Total liabilities	18,224	13,449

Stockholders’ equity:
Preferred stock, $1 par value -
Authorized, 500,000 shares
Common stock, $.10 par value -
Authorized, 6,000,000 shares Issued and outstanding, 3,887,490 and 3,832,390 shares in 2007 and 2006, respectively	389	383
Capital in excess of par value	10,008	9,517
Retained earnings	22,675	17,301
Accumulated other comprehensive loss	(2,367)	(1)
Notes receivable from officers and directors	(51)	(93)

Total stockholders’ equity	30,654	27,107

Total liabilities and stockholders’ equity	$48,878	$40,556

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Graham Corporation Reports Fourth Quarter and Fiscal Year-End 2007 June 5, 2007	Page 7
Graham Corporation Fourth Quarter and Fiscal Year-End 2007
Condensed Consolidated Statements of Cash Flows
(Dollar amounts in thousands)

	Year Ended March 31,
	2007	2006
Operating activities:
Net income	$5,761	$3,586

Adjustments to reconcile net income to net cash provided by operating activities : Non cash other expense	100	247
Depreciation and amortization	887	793
Discount accretion on investments	(458)	(265)
Stock-based compensation expense	84	—
Gain on disposal or sale of property, plant and equipment	(17)	(6)
Deferred income taxes	646	2,150
(Increase) decrease in operating assets:
Accounts receivable	(5,882)	4,048
Unbilled revenue	185	(1,358)
Inventories	433	(292)
Prepaid expenses and other current and non-current assets	(38)	(174)
Prepaid pension asset	(1,979)	(3,076)
Increase (decrease) in operating liabilities:
Accounts payable	1,007	761
Accrued compensation, accrued expenses and other current and non-current liabilities	137	825
Customer deposits	4,547	258
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	(220)	(964)

Total adjustments	(568)	2,947

Net cash provided by operating activities	5,193	6,533

Investing activities:
Purchase of property, plant and equipment	(1,637)	(1,048)
Proceeds from sale of property, plant and equipment	25	8
Purchase of investments	(33,300)	(33,160)
Redemption of investments at maturity	30,500	25,000

Net cash used by investing activities	(4,412)	(9,200)

Financing activities:
Decrease in short-term debt, net	—	(1,872)
Proceeds from issuance of long-term debt	3,896	3,070
Principal repayments on long-term debt	(3,948)	(3,120)
Issuance of common stock	413	1,424
Collection of notes receivable from officers and directors	42	61
Dividends paid	(387)	(452)
Sale of treasury stock	—	3,403

Net cash provided by financing activities	16	2,514

Effect of exchange rate on cash	8	(1)

Net increase (decrease) in cash and cash equivalents	805	(154)
Cash and cash equivalents at beginning of year	570	724

Cash and cash equivalents at end of year	$1,375	$570

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Graham Corporation Reports Fourth Quarter and Fiscal Year-End 2007 June 5, 2007	Page 8
Graham Corporation Fourth Quarter and Fiscal Year-End 2007
Additional Information
Order and Backlog Trend
(Dollar amounts in thousands)
ORDER AND BACKLOG TREND
($, in thousands)

	Q106	Q206	Q306	Q406	FY 2006	Q107	Q207	Q307	Q407	FY 2007
	6/30/05	9/30/05	12/31/05	3/31/06	3/31/06	6/30/06	9/30/06	12/31/06	3/31/07	3/31/07
Orders	$20,425	$12,833	$14,337	$18,630	$66,225	$20,032	$22,125	$17,127	$27,256	$86,540
Backlog	$31,145	$30,002	$30,278	$33,083	$33,083	$38,642	$45,000	$47,597	$54,184	$54,184

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